EXECUTION COPY


         REMARKETING AGREEMENT, dated as of October 19, 2000 (the "Remarketing Agreement"), between CenturyTel, Inc., a Louisiana corporation (the "Company") and Banc of America Securities LLC (the "Remarketing Dealer").

         WHEREAS, the Company has issued $400,000,000 aggregate principal amount of its 7.750% Remarketable Senior Notes, Series I, due 2012 (the "Remarketable Notes") pursuant to an Indenture, dated as of March 31, 1994 (the "Indenture"), between the Company and Regions Bank (successor to Regions Bank of Louisiana and First American Bank & Trust of Louisiana), as trustee (the "Trustee"); and

         WHEREAS, the Remarketable Notes are being sold initially pursuant to an underwriting agreement, dated October 12, 2000 (the "Underwriting Agreement"), between the Company and Banc of America Securities LLC and Salomon Smith Barney Inc. (collectively, the "Underwriters"); and

         WHEREAS, the Remarketable Notes will be offered and sold to the Underwriters as registered securities under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Company filed a registration statement on Form S-3 (the "Registration Statement") relating to $2,000,000,000 of senior debt securities, preferred stock, common stock and warrants, including the Remarketable Notes, at the time the Registration Statement became effective, of which the prospectus dated May 15, 2000 (the "Prospectus") was a part; and

         WHEREAS, the Company has prepared a preliminary prospectus supplement dated October 5, 2000 (the "Preliminary Prospectus Supplement") and a final prospectus supplement dated October 12, 2000 (the "Prospectus Supplement") relating to the offer and sale of the Remarketable Notes (the "Offering") (as used herein, the term "Offering Document" shall be deemed to include the Prospectus Supplement, the Prospectus and all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), except that if any new or revised prospectus or prospectus supplement shall be provided to the Remarketing Dealer by the Company for use in connection with the remarketing of the Remarketable Notes which differs from the Prospectus or the Prospectus Supplement, the term "Offering Document" shall refer to such new or revised prospectus or prospectus supplement, as the case may be, from and after the time it is first provided to the Remarketing Dealer for such use); and

         WHEREAS, Banc of America Securities LLC is prepared to act as the Remarketing Dealer with respect to the remarketing of the Remarketable Notes on any Remarketing Date (as defined herein) pursuant to the terms of, but subject to the conditions set forth in, this Agreement;

         NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions set forth herein, the parties hereto agree as follows:

         Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Indenture (including in the form of each of the Remarketable Notes issued thereunder).

         Section 2. Representations and Warranties. (a) The Company represents and warrants to the Remarketing Dealer as of the date hereof, any Notification Date (as defined below), any Determination Date (as defined below), any Remarketing Date and until the 60th day after each such dates (each of the foregoing dates being hereinafter referred to as a "Representation Date"), that
(i) it has made all the filings with the Securities and Exchange Commission, if any (the "Commission"), that it is required to make under the 1934 Act and the rules and regulations thereunder (the "1934 Act Regulations") (collectively, the "1934 Act Documents"), (ii) each 1934 Act Document complies in all material respects with the requirements of the 1934 Act and 1934 Act Regulations, and each 1934 Act Document did not at the time of filing with the Commission, and (as to 1934 Act Documents, or portions thereof, incorporated by reference in the Offering Document) as of each Representation Date, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the applicable Offering Document will not, as of the Remarketing Date and each date thereafter, if any, that the Remarketing Dealer provides such Offering Document in connection with the delivery of the Remarketable Notes, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) no consent, approval, authorization, order or decree of any court or governmental agency or body, excluding possible filings or registrations with the Commission or state securities regulators, is required for the consummation by the Company of the transactions contemplated by this Agreement or in connection with the remarketing of the Remarketable Notes pursuant hereto, except such as have been or shall have been obtained or rendered, as the case may be.

               (b)  The  Company   further   represents   and  warrants  to  the
Remarketing Dealer as of each Representation Date as follows:

                      (i) Each of the accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Offering Document is an independent public accountant with respect to the applicable company whose financial statements are presented therein as required by the 1933 Act and the rules and regulations under the 1933 Act (the "1933 Act Regulations").

                      (ii) The financial statements included or incorporated by reference in the Offering Document, together with the related schedules and notes, present fairly the financial condition and results of operations of the Company and its consolidated subsidiaries, at the dates and for the periods indicated, and such financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). The supporting schedules included or incorporated by reference in the Offering Document present fairly in accordance with GAAP the information required to be stated therein. Any pro forma financial statements and the related notes thereto included or incorporated by reference in the Offering Document present fairly the information shown therein, have been prepared on a basis consistent with the historical financial statements included or incorporated by reference in the Offering Document (except for the pro forma adjustments specified therein), includes all material adjustments to the historical financial information required by Rule 11-02 of Regulation S-X under the 1933 Act and the 1934 Act to reflect the transactions described in the notes to such financial information and gives effect to assumptions made on a reasonable basis.

                      (iii) Since the respective dates as of which information is given in the Offering Document, except as otherwise stated therein, there has been no material adverse change in the consolidated financial condition, stockholders' equity, results of operations, earnings or business prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

                      (iv) The Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, and the Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which its ownership of property or conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect, and has the corporate power and authority necessary to own or hold its properties, to conduct its business and to enter into and perform its obligations under this Agreement.

                      (v) Each  significant  subsidiary  of the Company (as such term is defined in Rule 1-02 of Regulation S-X), if any (each a "Subsidiary" and, collectively, the "Subsidiaries"), has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and in good standing as a foreign entity in each jurisdiction in which its ownership of property or conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect, and has the power and authority necessary to own or hold its properties, to conduct its business in which it is engaged; except as otherwise disclosed in the Offering Document, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any security holder of such Subsidiary.

                      (vi) This Agreement has been duly authorized, executed and delivered by the Company.

                      (vii) The Indenture has been duly authorized, executed and delivered by the Company, and (assuming due authorization,execution and delivery thereof by the Trustee) constitutes a legal, valid and binding instrument enforceable against the Company in accordance with its terms (subject as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

                      (viii) The Remarketable Notes have been validly authorized and executed by the Company and authenticated, issued and delivered in the manner provided for in the Indenture and constitute legally binding obligations of the Company, enforceable against the Company in accordance with their terms (subject as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law), and are in the form contemplated by the resolutions authorizing such securities, and will be entitled to the benefits of the Indenture.

                      (ix) Neither the Company nor any of its  Subsidiaries  (if
         any) is in violation of (A) its corporate charter or by-laws, or (B) other organizational documents, or in default under any agreement, indenture or instrument, except for such violations or defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture and the Remarketable Notes and the consummation of the transactions contemplated herein and in the Offering Document (including the issuance and sale of the Remarketable Notes and the use of the proceeds from the issuance thereof as described in the Prospectus Supplement under the caption "Use of Proceeds") have been duly authorized by all necessary corporate action and do not and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any such Subsidiary pursuant to, any material agreement, instrument (other than the Indenture) to which the Company or any such Subsidiary is a party or by which it is bound or to which any of its property or assets is subject, nor will such action result in a material violation of the charter or by-laws of the Company or other organizational documents or any such Subsidiary or any order, rule or regulation of any court or governmental agency having jurisdiction over the Company or any such Subsidiary or its property.

                      (x) There is no material action, suit or proceeding before any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting the Company or any subsidiary (A) which is required to be disclosed in the Offering Document (other than as disclosed therein), or (B) which might reasonably be expected to materially and adversely affect consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

                      (xi) The Company is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

                      (xii) The Remarketable Notes are rated at least BBB+ by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies ("S&P"), and Baa2 by Moody's Investors Service ("Moody's") or, in each case, such other rating as to which the Company shall have most recently notified the Remarketing Dealer pursuant to Section 3(a) hereof.

               (c) Any certificate signed by any director or officer of the Company and delivered to the Remarketing Dealer or to counsel for the Remarketing Dealer in connection with the remarketing of the Remarketable Notes shall be deemed a representation and warranty by the Company to the Remarketing Dealer as to the matters covered thereby.

               (d) Each party represents and warrants to the other party that:

                      (i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to expected results of this Agreement.

                      (ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice),and understands and accepts,the terms, conditions and risks of this Agreement. It is also capable of assuming, and assumes, the risks of this Agreement.

                      (iii) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Agreement.

         Section 3. Covenants of the Company. The Company covenants with the Remarketing Dealer as follows:

               (a)  The  Company  will  provide   prompt  notice  by  telephone,
confirmed in writing (which may include facsimile or other electronic transmission), to the Remarketing Dealer of (i) any notification or announcement by a "nationally recognized statistical rating agency" (as defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act) with regard to the ratings of any securities of the Company, including, without limitation, notification or announcement of a downgrade in or withdrawal of the rating of any security of the Company or notification or announcement of a downgrade in or withdrawal of the rating of any security of the Company under surveillance or review, including placement on what is currently called a "watch list" or a "credit watch" with negative implications, or (ii) the occurrence at any time of any event set forth in Section 9(c) of this Agreement.

               (b)    The Company will furnish to the Remarketing Dealer:

                      (i) not later than sixty (60) days prior to the first Remarketing Date,the Offering Document relating to the Remarketable Notes (including in each case any amendment or supplement thereto and each document incorporated therein by reference as soon as practicable when they become available);

                      (ii) upon the request of the Remarketing Dealer, each 1934 Act Document filed after the date hereof; and

                      (iii) in connection with the remarketing of the Remarketable Notes, such other information as the Remarketing Dealer may reasonably request from time to time and provide to potential investors in connection with the remarketing.

The Company agrees to provide the Remarketing Dealer with as many copies of the foregoing written materials and other Company-approved information as the Remarketing Dealer may reasonably request for use in connection with the remarketing of the Remarketable Notes and consents to the use thereof solely for such purpose in compliance with applicable law and all applicable confidentiality covenants.

               (c) If, at any time from the Notification Date through the Final Remarketing Date, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the Remarketable Notes shall occur which would reasonably be expected to cause the Offering Document to contain an untrue statement of a material fact or omit to state a material fact, the Company shall promptly notify the Remarketing Dealer in writing of the circumstances and details of such event or condition.

               (d) Prior to the Fixed Rate Remarketing Date, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

               (e) The Company will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the rules and regulations of the Commission thereunder so as to permit the completion of the remarketing of the Remarketable Notes as contemplated in this Agreement and in each Offering Document. If, at any time when an Offering Document is required by the 1933 Act to be delivered in connection with sales of the Remarketable Notes, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Remarketing Dealer or for the Company, to amend an Offering Document in order that such Offering Document will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend an Offering Document or file a new registration statement or amend or supplement any Offering Document or issue a new prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations and the Commission's interpretations of the 1933 Act and the 1933 Act Regulations, the Company, at its expense, will promptly (i) prepare and file with the Commission such amendment or supplement as may be necessary to correct such statement or omission or to make the Offering Document comply with such requirements, or prepare and file any such new registration statement and prospectus as may be necessary for such purpose, (ii) furnish to the Remarketing Dealer such number of copies of such amendment, supplement or other document as the Remarketing Dealer may reasonably request and (iii) furnish to the Remarketing Dealer an officers' certificate, an opinion, including a customary statement as to the absence of material misstatements in or omissions from the Offering Document, as amended or supplemented, of counsel for the Company reasonably satisfactory to the Remarketing Dealer and a "comfort letter" from the Company's independent accountants, in each case in form and substance reasonably satisfactory to the Remarketing Dealer, of the same tenor as the officers' certificate, opinion and comfort letter, respectively, delivered pursuant to the Underwriting Agreement, but modified to relate to the Offering Document as amended or supplemented to the date thereof or such new registration statement and prospectus.

               (f) The Company agrees that neither it nor any of its subsidiaries or affiliates whose ownership would cause the Remarketable Notes to be deemed to be no longer outstanding shall purchase or otherwise acquire, or enter into any agreement to purchase or otherwise acquire, any of the Remarketable Notes prior to the remarketing thereof by the Remarketing Dealer, other than pursuant to Section 4(h) or 4(i) of this Agreement.

               (g) The Company will comply with each of the covenants set forth in the Underwriting Agreement through the final Remarketing Date.

         Section 4.   Appointment and Obligations of the Remarketing  Dealer.
               (a) Unless this Agreement is otherwise terminated in accordance with Section 12 hereof, in accordance with the terms, but subject to the following conditions, of this Agreement, the Company hereby appoints Banc of America Securities LLC, and Banc of America Securities LLC hereby accepts such appointment, as the exclusive Remarketing Dealer with respect to $400,000,000 aggregate principal amount of Remarketable Notes, subject to the possible repurchase of Remarketable Notes in accordance with clause (h) of this Section 4 or possible redemption of Remarketable Notes in accordance with clause (i) of this Section 4.

               (b) It is expressly understood and agreed by the parties hereto that the obligations of the Remarketing Dealer hereunder with respect to the Remarketable Notes to be remarketed on a Remarketing Date are conditioned on (i) the issuance and delivery of such Remarketable Notes by the Company pursuant to the terms and conditions of the Underwriting Agreement and (ii) the Remarketing Dealer's election on the Notification Date (as defined below) to purchase such Remarketable Notes for remarketing. It is further expressly understood and agreed by and between the parties hereto that, if the Remarketing Dealer has elected to remarket the Remarketable Notes pursuant to clause (c) below, the Remarketing Dealer shall not be obligated to set the Interest Rate to Maturity (as defined below), or the Floating Period Interest Rate (as defined below) on any of the Remarketable Notes, to remarket any of the Remarketable Notes or to perform any of the other duties set forth herein at any time after the Notification Date for such Remarketable Notes in the event that (i) any of the conditions set forth in clause (a) or (b) of Section 9 hereof shall not have been fully and completely met to the satisfaction of the Remarketing Dealer, or
(ii) any of the events set forth in clause (c) of Section 9 hereof shall have occurred.

               (c) On a Business Day not earlier than 20 Business Days prior to the first Remarketing Date and not later than 4:00 p.m., New York City time, on the 15th Business Day prior to the first Remarketing Date, the Remarketing Dealer will notify the Company and the Trustee as to whether it elects to purchase the Remarketable Notes on such Remarketing Date (the "Notification Date"). If, and only if, the Remarketing Dealer so elects, such Remarketable Notes shall be subject to mandatory tender to the Remarketing Dealer for purchase and remarketing on such Remarketing Date, and the Remarketing Dealer shall purchase the Remarketable Notes on such Remarketing Date, upon the terms and subject to the conditions described herein. The Remarketable Notes will be remarketed at a fixed rate of interest, unless, on any date subsequent to the Remarketing Dealer's election to purchase the Remarketable Notes but prior to the fourth Business Day prior to the first Remarketing Date (the "Floating Period Notification Date") the Company has elected to exercise its Floating Period Option, in which case the Remarketable Notes will be remarketed at a floating rate for a period of one year, or until such a date (the "Floating Period Termination Date") which is the Reference Rate Reset Date following the date on which the Company elects to terminate such floating rate period (the "Floating Rate Period Termination Notification Date"), whichever is sooner, at which time the Remarketable Notes will be remarketed at a fixed rate of interest unless the Company has chosen to redeem, or is required to redeem, the Remarketable Notes. The purchase price of such tendered Remarketable Notes shall be equal to 100% of the aggregate principal amount thereof on the first Remarketing Date or the Dollar Price on the subsequent Remarketing Date.

                  (d) Subject to the Remarketing Dealer's election to remarket the Remarketable Notes as provided in clause (c) above, by 3:30 p.m., New York City time, on the third Business Day immediately preceding any Remarketing Date (the "Floating Rate Spread Determination Date" or the "Fixed Rate Determination Date" depending on the following election) the Remarketing Dealer shall determine the Floating Rate Spread in the case that the Company has elected the Floating Period Option or otherwise the Interest Rate to Maturity to the nearest one hundredth of one percent per annum (0.01%) unless the Company has chosen to redeem, or is required to redeem, the Remarketable Notes. Each Floating Period Interest Rate will equal the sum of a Reference Rate (as defined below) and the Floating Rate Spread (as defined below). The Interest Rate to Maturity shall be equal to the sum of 5.72% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the Remarketable Notes.

                  "Applicable Spread" shall be the lowest Fixed Rate Bid (as defined below), expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for the Remarketable Notes, obtained by the Remarketing Dealer at 3:30 p.m., New York City time, on the Fixed Rate Determination Date from the Fixed Rate Bids quoted to the Remarketing Dealer by the Reference Corporate Dealers (as defined below). A "Fixed Rate Bid" will be an irrevocable offer to purchase the total aggregate outstanding principal amount of the Remarketable Notes at the Dollar Price (as defined below), but assuming (i) a settlement date that is the Fixed Rate Remarketing Date applicable to such Remarketable Notes, without accrued interest, (ii) a maturity date that is the tenth anniversary of the Fixed Rate Remarketing Date and (iii) a stated annual interest rate equal to the relevant Base Rate plus the spread bid by the applicable Reference Corporate Dealer (as defined below). If fewer than five Reference Corporate Dealers submit Fixed Rate Bids as described above, then the Applicable Spread shall be the lowest such Fixed Rate Bid obtained as described above. The Interest Rate to Maturity for the Remarketable Notes announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the holders of beneficial interests in the Remarketable Notes (the "Beneficial Owners"), the Company and the Trustee.

                  "Comparable Treasury Issue" for the Remarketable Notes means the U.S. Treasury security or securities selected by the Remarketing Dealer, as of the first Determination Date, as being the then current on-the-run ten-year U.S. Treasury security (meaning the then most recently issued ten-year U.S. Treasury security), unless, in the reasonable judgment of the Remarketing Dealer, the then on-the-run ten-year U.S. Treasury Security is not then being used as the "pricing bond" for comparable corporate issues, in which case, the Comparable Treasury Issue will mean the "pricing bond" used at the time for comparable corporate issues or, if, in the reasonable judgment of the Remarketing Dealer, there is no such "pricing bond", then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Remarketing Dealer as of the first
         Determination Date as having an actual maturity comparable to the remaining term of the Remarketable Notes.

                  "Comparable  Treasury Price" means,  with respect to the first
         Remarketing Date, (i) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 500" (as defined below) (or such other page as may replace "Telerate Page 500"), or (ii) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such Remarketing Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Remarketing Dealer obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in clause (i) above as may replace Dow Jones Markets. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer (as defined below), the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the first Determination Date.

                  "Dollar Price" means,  with respect to the Remarketable  Notes
         (1) the principal amount of such Remarketable Notes, plus (2) the premium equal to the excess, if any, of (A) the present value, as of the first Remarketing Date, of the Remaining Scheduled Payments (as defined below) for such Remarketable Notes, discounted to such first Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, over (B) the principal amount of such Remarketable Notes.

                  "Fixed Rate Determination Date" means the third Business Day prior to the Fixed Rate Remarketing Date.

                  "Fixed Rate Remarketing Date" means the first Remarketing Date, assuming the Remarketing Dealer has elected to purchase the Remarketable Notes and the Company has not elected to exercise its Floating Period Option, or the subsequent Remarketing Date on which the Remarketing Dealer is obligated to remarket the Remarketable Notes in the event that the Company has elected to exercise its Floating Period Option.

                  "Floating Period Interest Rate" means the sum of the Reference Rate and the Floating Rate Spread.

                  "Floating Period Option" means the Company's right, on any date subsequent to the Remarketing Dealer's election to purchase the Remarketable Notes, but prior to the fourth Business Day immediately preceding the first Remarketing Date, to require the Remarketing Dealer to remarket the Remarketable Notes at the Floating Period Interest Rate.

                  "Floating Rate Period" with respect to the Remarketable Notes means the period from (and including) the Floating Rate Remarketing Date to (but excluding) the Floating Period Termination Date.

                  "Floating Rate Remarketing Date(s)" means October 15, 2002 in the event that the Company has elected to exercise its Floating Period Option.

                   "Floating Rate Reset Period" means the period from (and including) the first Reference Rate Reset Date to (but excluding) the next following Reference Rate Reset Date and thereafter the period from (and including) a Reference Rate Reset Date to (but excluding) the next following Reference Rate Reset Date; provided that the final Floating Rate Reset Period during the Floating Rate Period shall run to (but exclude) the Floating Period Termination Date.

                  "Floating Rate Spread" shall be the lowest Floating Rate Bid expressed as a spread (in the form of a percentage or in basis points) above the Reference Rate for the Remarketable Notes obtained by the Remarketing Dealer at 3:30 p.m., New York City time, on the third Business Day prior to the Floating Rate Remarketing Date, from the Floating Rate Bids quoted to the Remarketing Dealer by the Reference Money Market Dealers (as defined below). A "Floating Rate Bid" will be an irrevocable offer to purchase the total aggregate outstanding principal amount of the Remarketable Notes at the Dollar Price, but assuming (i) a settlement date that is the Floating Rate Remarketing Date, applicable to such Remarketable Notes, without accrued interest,
         (ii) a maturity  date equal to the Floating  Period  Termination  Date,
         (iii) a stated annual interest rate equal to the Reference Rate plus the Floating Rate Spread, (iv) that the Remarketable Notes are callable by the Remarketing Dealer, at the Dollar Price, on the Floating Period Termination Date and (v) that the Remarketable Notes will be repurchased by the Company at the Dollar Price on the Floating Period Termination Date if not previously repurchased by the Remarketing Dealer. If fewer than five Reference Money Market Dealers submit Floating Rate Bids as described above, then the Floating Rate Spread shall be the lowest such Floating Rate Bid obtained as described above. The Floating Period Interest Rate for the Remarketable Notes announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the holders of beneficial interests in such Remarketable Notes (the "Beneficial Owners"), the Company and the Trustee.

                  "Floating Rate Spread Determination Date" means the third Business Day prior to the Floating Rate Remarketing Date.

                  "Interest Rate to Maturity" means the sum of the Base Rate and the Applicable Spread.

                  "Reference Corporate Dealer" means each of up to five leading dealers of publicly traded debt securities, including debt securities of the Company, which shall be selected by the Company. The Company shall advise the Remarketing Dealer of its selection of Reference Corporate Dealers no later than five Business Days prior to the Fixed Rate Remarketing Date. One of such Reference Corporate Dealers selected by the Company shall be Banc of America Securities LLC if it is then the Remarketing Dealer.

                  "Reference Money Market Dealer" means each of up to five leading dealers of publicly traded debt securities, including debt securities of the Company, which shall be selected by the Company, who are also dealers in money market instruments. The Company shall advise the Remarketing Dealer of its selection of Reference Money Market Dealers no later than five Business Days prior to the Floating Rate Remarketing Date. One of such Reference Money Market Dealers selected by the Company shall be Banc of America Securities LLC if it is then the Remarketing Dealer.

                  "Reference Rate" means the rate for each Floating Rate Reset Period which shall be the rate for deposits in U.S. Dollars for a period of one month which appears on the Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on the applicable Reference Rate Determination Date. If no rate appears on Telerate Page 3750 on the Reference Rate Determination Date, the Remarketing Dealer will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide it with its offered quotations for deposits in U.S. Dollars for the period of one month, commencing on the first day of the Floating Rate Reset Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that Reference Rate Determination Date and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If at least two quotations are provided, then the Reference Rate will be the average of those quotations. If fewer than two quotations are provided, then the Reference Rate will be the average (rounded, if necessary, to the nearest one hundredth of a percent (0.01%)) of the rates quoted at approximately 11:00 a.m., New York City time, on the Reference Rate Determination Date by three major banks in New York City selected by the Remarketing Dealer for loans in U.S. Dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If the banks selected by the Remarketing Dealer are not providing quotations in the manner described by this paragraph, the rate for the Floating Rate Reset Period following the Reference Rate Determination Date will be the rate in effect on that Reference Rate Determination Date.

                  "Reference Rate Determination Date" shall be the second LIBOR Business Day preceding each Reference Rate Reset Date.

                  "Reference Rate Reset Date" means the first Remarketing Date or the 15th day of each month thereafter until (but excluding) the Floating Period Termination Date.

                  "Reference Treasury Dealer" means each of up to five dealers to be selected by the Company, and their respective successors; provided that if any of the foregoing or their affiliates ceases to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer. The Company shall advise the Remarketing Dealer of its selection of Reference Treasury Dealers no later than five Business Days prior to the Fixed Rate Remarketing Date. One of such Reference Treasury Dealers selected by the Company shall be Banc of America Securities LLC if it is then acting as the Remarketing Dealer.

                  "Remaining Scheduled Payments" means, with respect to the Remarketable Notes, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate, that would be due after the first Remarketing Date to and including the Stated Maturity Date; provided that if such Remarketing Date is not an Interest Payment Date for the Remarketable Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to the first Remarketing Date.

                  "Remarketing Date(s)" means (a) October 15, 2002 in the event the Remarketing Dealer elects to remarket the Remarketable Notes and the Company does not exercise its Floating Period Option or (b) October 15, 2002 and a subsequent remarketing date which shall fall on the 15th day of any one of the 12 consecutive months subsequent to the first Remarketing Date until October 15, 2003 if the Remarketing Dealer elects to remarket the Remarketable Notes and the Company has elected to exercise its Floating Period Option.

                  "Stated Maturity Date" means October 15, 2012, or in the event that the Company elects to exercise its Floating Period Option, the tenth anniversary of the Fixed Rate Remarketing Date, but not later than October 15, 2013.

                  "Treasury Rate" means, with respect to a Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Remarketing Date.

                  (e) Subject to the Remarketing Dealer's election to remarket the Remarketable Notes and to the Company's election not to exercise its Floating Period Option, as provided in clause (c) above, the Remarketing Dealer shall notify the Company, the Trustee and The Depository Trust Company ("DTC") by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Fixed Rate Determination Date of the Interest Rate to Maturity of the Remarketable Notes effective from and including the Fixed Rate Remarketing Date.

                  (f) Subject to the Remarketing Dealer's election to remarket the Remarketable Notes as provided in clause (c) above, on any Remarketing Date the Remarketing Dealer shall sell the total aggregate principal amount of the Remarketable Notes at the Dollar Price to the Reference Money Market Dealer or to the Reference Corporate Dealer, whichever is applicable, providing the lowest Bid. If the lowest Bid is submitted by two or more of the applicable Reference Dealers, the Remarketing Dealer may sell such Remarketable Notes to one or more of such Reference Dealers as it shall determine in its sole discretion.

                  (g) In the event that the Remarketable Notes are remarketed as provided herein, the Remarketing Dealer shall pay to the Trustee, not later than 12:00 noon, New York City time, on the first Remarketing Date, an amount equal to 100% of the aggregate principal amount of such Remarketable Notes or on any subsequent Remarketing Date, an amount equal to the Dollar Price. On such Remarketing Date, the Remarketing Dealer shall cause the Trustee to make payment to the DTC participant of each tendering Beneficial Owner of Remarketable Notes subject to remarketing by book-entry through DTC by the close of business on such Remarketing Date against delivery through DTC of such Beneficial Owner's tendered Remarketable Notes, of the purchase price for such tendered Remarketable Notes that have been purchased for remarketing by the Remarketing Dealer. The purchase price of such tendered Remarketable Notes shall be equal to 100% of the aggregate principal amount thereof on the first Remarketing Date and the Dollar Price on the subsequent Remarketing Date. The Company shall make, or cause the Trustee to make, payment of interest to each Beneficial Owner of Remarketable Notes due on a Remarketing Date by book entry through DTC by the close of business on such Remarketing Date.

                  (h) Subject to Section 12(c) of this Agreement, with respect to the Remarketable Notes, in the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Floating Period Interest Rate or of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the applicable Determination Date, (ii) prior to any Remarketing Date, the Remarketing Dealer resigns and no successor has been appointed on or before such Determination Date, (iii) at any time after the Remarketing Dealer elects on the Notification Date to remarket such Remarketable Notes, the Remarketing Dealer elects to terminate the Remarketing Agreement in accordance with its terms, an event set forth in Section 9 or Section 12 of this Agreement having occurred,
(iv) the Remarketing Dealer for any reason does not elect by notice to the Company and the Trustee not later than such Notification Date to purchase such Remarketable Notes for remarketing on such Remarketing Date, (v) the Remarketing Dealer for any reason does not deliver the purchase price of such Remarketable Notes to the Trustee on the Remarketing Date as required by clause (g) above or does not purchase all tendered Remarketable Notes on such Remarketing Date, or
(vi) the Company for any reason fails to redeem the Remarketable Notes from the Remarketing Dealer following the Company's election to effect such redemption as specified in Section 4(i) of this Agreement, the Company shall repurchase the Remarketable Notes in whole on such Remarketing Date at a price equal to 100% of the aggregate principal amount of the Remarketable Notes if such Remarketing Date is the first Remarketing Date, or at the Dollar Price on the subsequent Remarketing Date plus all accrued and unpaid interest, if any. In any such case, payment will be made by the Company through the Trustee to the DTC participant of each tendering Beneficial Owner of Remarketable Notes, by book-entry through DTC by the close of business on such Remarketing Date, against delivery through DTC of such Beneficial Owner's tendered Remarketable Notes.

                  (i) If the Remarketing Dealer elects to remarket the Remarketable Notes as provided in clause (c) above, then not later than 4:00 p.m., New York City time, on the Business Day immediately preceding any Determination Date, the Company may irrevocably elect, by written notice to the Remarketing Dealer and the Trustee, to redeem the Remarketable Notes, in whole but not in part, from the Remarketing Dealer on the Remarketing Date immediately following such Determination Date at the Dollar Price, plus accrued and unpaid interest therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on such Remarketing Date, and shall thereafter have no obligation to pay the Calculation Amount (as defined herein) with respect to the Remarketable Notes. If the Company fails to redeem the Remarketable Notes from the Remarketing Dealer following any such election, the Remarketing Dealer will be deemed to have elected not to remarket the Remarketable Notes, subject to the obligation of the Company to pay the Calculation Amount to the Remarketing Dealer as provided in Section 12(e) of this Agreement. If the Company pays the Calculation Amount to the Remarketing Dealer and repurchases the Remarketable Notes pursuant to Section 4(h), it shall thereafter have no obligation to pay the Dollar Price with respect to the Remarketable Notes.

                  (j) In accordance with the terms and provisions of the Remarketable Notes, the tender and settlement procedures set forth in this
Section 4, including provisions for payment by the purchaser of Remarketable Notes in a remarketing or for payment to selling Beneficial Owners of tendered Remarketable Notes, shall be subject to modification to the extent required by DTC or, if the book-entry system is no longer available for the Remarketable Notes at a time of their remarketing, to the extent required to facilitate the tendering and remarketing of the Remarketable Notes in certificated form. In addition, the Remarketing Dealer may modify the settlement procedures (to the extent not inconsistent with the Indenture) in order to facilitate the settlement process.

                  (k) In accordance with the terms and provisions of the Remarketable Notes, the Company hereby agrees that at all times, (i) it will use its best efforts to maintain the Remarketable Notes in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Remarketable Notes in book-entry form and (ii) it will waive any discretionary right it otherwise may have under the Indenture to cause the Remarketable Notes to be issued in certificated form.

         Section 5. Fees and Expenses. Subject to Section 12 of this Agreement, for its services in performing its duties set forth herein, the Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company, unless the Company and the Remarketing Dealer enter into a negotiated transaction to determine the new interest rate, in lieu of the bidding process described herein.

         Section 6. Resignation of the Remarketing Dealer. The Remarketing Dealer may resign and be discharged from its duties and obligations hereunder with respect to the Remarketable Notes at any time, such resignation to be effective 10 Business Days after delivery of a written notice to the Company and the Trustee of such resignation. The Remarketing Dealer also may resign and be discharged from its duties and obligations hereunder at any time with respect to the Remarketable Notes, such resignation effective immediately, upon termination of the obligations of the Remarketing Dealer with respect to the Remarketable Notes under this Agreement in accordance with Section 12(b) hereof. It shall be the sole obligation of the Company to appoint a successor Remarketing Dealer with respect to the Remarketable Notes. In the event of the resignation of the Remarketing Dealer with respect to the Remarketable Notes for any reason other than upon the termination of the obligations of the Remarketing Dealer with respect to the Remarketable Notes under this Agreement in accordance with
Section 12(b) hereof, no amount will be due from the Company to the Remarketing Dealer.

         Section 7. Dealing in the Remarketable Notes. Banc of America Securities LLC, or any subsequent Remarketing Dealer, when acting as the Remarketing Dealer or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketable Notes. Banc of America Securities LLC, as Holder or Beneficial Owner of Remarketable Notes, may exercise any vote or join as a Holder or Beneficial Owner, as the case may be, in any action which any Holder or Beneficial Owner of Remarketable Notes may be entitled to take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Dealer, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

         Section 8. Information. The Company agrees to furnish to the Remarketing Dealer until the Fixed Rate Remarketing Date (i) copies of each report or other document mailed or filed by the Company with the Commission, including the Offering Document relating to the Remarketable Notes (including in each case any documents incorporated by reference), (ii) notice of the occurrence of any of the events set forth in clause (c) of Section 9 hereof, and
(iii) in connection with any remarketing, such other information as the Remarketing Dealer may reasonably request, including, but not limited to, the financial condition of the Company or any material subsidiary thereof. The Company agrees to provide the Remarketing Dealer with as many copies of the foregoing materials and information as the Remarketing Dealer may reasonably request for use in connection with any remarketing and consents to the use thereof for such purpose as promptly as practicable after such materials and information become available.

         Section 9. Conditions to Remarketing Dealer's Obligations. The obligations of the Remarketing Dealer under this Agreement have been undertaken in reliance on, and shall be subject to, (a) the due performance in all material respects by the Company of its obligations and agreements as set forth in this Agreement and the accuracy in all material respects on each Representation Date of the representations and warranties in this Agreement (without regard to any materiality qualifications contained therein) and any certificate delivered pursuant hereto, (b) the due performance in all material respects by the Company of its obligations and agreements set forth in, and the accuracy in all material respects solely as of the dates specified therein of the representations and warranties contained in, the Underwriting Agreement, and (c) the further condition that none of the following events shall have occurred after the Remarketing Dealer elects on the Notification Date to remarket the Remarketable Notes and on or before any Remarketing Date:

                        (i) the rating of any securities of the Company shall have been downgraded or put under surveillance or review with negative implications, including being put on what is commonly termed a "credit watch" or a "watch list," or withdrawn by a nationally recognized statistical rating agency;

                       (ii) without the prior written consent of the Remarketing Dealer, the Indenture (including the Remarketable Notes) shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in either case in the judgment of the Remarketing Dealer materially changes the nature of the Remarketable Notes or the remarketing procedures (it being understood that, notwithstanding the provisions of this clause (ii), the Company shall not be prohibited from amending the Indenture);

                      (iii) trading in any securities of the Company shall have been suspended or materially limited by the Commission, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market shall have been suspended or materially limited, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices shall have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any governmental authority, or if a banking moratorium shall have been declared by either Federal or New York authorities and, in all such cases, any such suspension, limitation or moratorium continues to remain in effect;

                       (iv) there shall have occurred any material adverse change in the financial or securities markets in the United States, or in political, financial or economic conditions in the United States or any outbreak of hostilities involving the United States or material escalation thereof or declaration by the United States of a national emergency or war or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Remarketing Dealer, impracticable to remarket the Remarketable Notes or to enforce contracts for the sale of the Remarketable Notes;

                        (v) an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event or Default, with respect to the Remarketable Notes shall have occurred and be continuing or an Event of Default or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default with respect to any derivative transaction between the Company and the Remarketing Dealer effected pursuant to an ISDA Master Agreement between the Company and the Remarketing Dealer shall have occurred and be continuing;

                       (vi) a material adverse change in the consolidated financial condition, stockholders' equity, results of operations, or business prospects of the Company and its subsidiaries taken as a whole the effect of which is such as to make it, in the judgment of the Remarketing Dealer, impracticable to remarket the Remarketable Notes or to enforce contracts for the sale of Remarketable Notes;

                      (vii) if a prospectus is required under the 1933 Act to be delivered in connection with the remarketing of the Remarketable Notes, the Company shall fail to furnish to the Remarketing Dealer on any Remarketing Date the officer's certificate, opinion and comfort letter referred to in Section 3(e) of this Agreement and such other documents and opinions as counsel for the Remarketing Dealer may reasonably require for the purpose of enabling such counsel to pass upon the sale of the Remarketable Notes in a remarketing as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and the Remarketing Dealer shall have received on any Remarketing Date a certificate of the Chairman of the Board, the President, the Chief Financial Officer or a Vice President of the Company, and the Treasurer or an Assistant Treasurer of the Company, dated as of such Remarketing Date, to the effect that (i) the representations and warranties in this Agreement are true and correct in all material respects with the same force and effect as though expressly made at and as of such Remarketing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to such Remarketing Date and (iii) none of the events specified in clause
         (c) (vi) has occurred;

                     (viii) if fewer than two Reference Dealers shall have provided the Remarketing Dealer with Bids by 3:30 p.m., New York City time, on any Determination Date; or

                       (ix) an Event of Default (as defined in the applicable instrument establishing or evidencing any Senior Indebtedness of the Company) shall have occurred and be continuing with respect to any Senior Indebtedness of the Company having an aggregate principal amount of not less than $25,000,000. "Senior Indebtedness" shall mean any indebtedness for borrowed money which is not by its terms subordinate in right of payment of principal and interest to the Remarketable Notes.

                        (x) the Remarketable Notes are not maintained in book-entry form with DTC or any successor thereto; provided, that the Remarketing Dealer in its sole discretion and subject to receipt of an opinion of counsel for the Company reasonably satisfactory to the Remarketing Dealer may waive the foregoing condition if in the Remarketing Dealer's judgment the Indenture and the Remarketable Notes can be amended, and they are amended, so as to permit the remarketing of the Remarketable Notes in certificated form and otherwise as contemplated herein.

         In furtherance of the foregoing, the effectiveness of the Remarketing Dealer's election on the Notification Date to remarket the Remarketable Notes shall be subject to the condition that the Remarketing Dealer shall have received a certificate of the Chairman of the Board, the President, the Chief Financial Officer or a Vice President of the Company, and the Treasurer or an Assistant Treasurer of the Company, dated as of the Notification Date, to the effect that (i) the Company has, prior to the Remarketing Dealer's election on the Notification Date to remarket the Remarketable Notes, provided the Remarketing Dealer with notice of all events as required under Section 3(a) of this Agreement, (ii) the representations and warranties of the Company in this Agreement are true and correct in all material respects at and as of the Notification Date and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Notification Date. Such certificate shall be delivered by the Company to the Remarketing Dealer as soon as practicable following notification by the Remarketing Dealer to the Company on the Notification Date of its election to remarket the Remarketable Notes and in any event prior to the first Determination Date.

         In the event of the failure of any of the foregoing conditions, the Remarketing Dealer may terminate its obligations under this Agreement or redetermine any of the Floating Period Interest Rates and/or the Interest Rate to Maturity as provided in Section 12.

         Section 10. Indemnification. (a) The Company agrees to indemnify and hold harmless the Remarketing Dealer and its officers, directors and employees and each person, if any, who controls the Remarketing Dealer within the meaning of Section 20 of the 1934 Act as follows:

                        (i) against any loss, liability, claim, damage and expense whatsoever, as incurred, arising out of (A) the failure to have an effective registration statement under the 1933 Act relating to the Remarketable Notes, if required, or the failure to satisfy the prospectus delivery requirements of the 1933 Act because the Company failed to provide the Remarketing Dealer with an updated prospectus for delivery or (B) any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials (including any incorporated documents), or (C) the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (D) any violation by the Company of, or any failure by the Company to perform any of its obligations under, this Agreement, or
         (E) the acts or omissions of the Remarketing Dealer in connection with its duties and obligations hereunder except to the extent finally judicially determined to be due to its gross negligence or willful misconduct;

                       (ii) against any loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above; provided, that (subject to clause (d) below) such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld; and

                      (iii) against any expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Remarketing Dealer), reasonably incurred in investigating, preparing or defending against any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above to the extent that any such expense is not paid under clause (i) or (ii) above; provided, that the foregoing indemnity shall not apply to any losses, liabilities, claims, damages and expenses to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Dealer expressly for use in the Remarketing Materials.

                  (b) The Remarketing Dealer agrees to indemnify and hold harmless the Company, its directors and each of its officers from and against any loss, liability, claim, damage and expense, as incurred, and will reimburse the expenses reasonably incurred in investigating or defending against any such loss, liability, claim, damage and expense, as incurred but only with respect to untrue statements or omissions made in Remarketing Materials in reliance upon and in conformity with information furnished to the Company in writing by the Remarketing Dealer expressly for use in such Remarketing Materials. The indemnity agreement in this clause (b) shall extend upon the same terms and conditions to each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act.

                  (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to clause (a) above, counsel to the indemnified parties shall be selected by the Company, and, in the case of parties indemnified pursuant to clause (b) above, counsel to the indemnified parties shall be selected by Banc of America Securities LLC. An indemnifying party may participate at its own expense in the defense of any such action; provided that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 10 or 11 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

                  (d) If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by clause (a) (ii) effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

                  (e) The indemnity agreement contained in this Section 10 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Dealer, and shall survive the termination or cancellation of this Agreement and the remarketing of any Remarketable Notes hereunder.

         Section  11.  Contribution.  If  the  indemnification  provided  for in
Section 10 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand from the remarketing of the Remarketable Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Dealer on the other hand in connection with the acts, failures to act, statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

         The relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand in connection with the remarketing of the Remarketable Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as (i) the aggregate principal amount of the Remarketable Notes, and (ii) the aggregate positive difference, if any, between the price paid by the Remarketing Dealer for the Remarketable Notes tendered on a Remarketing Date and the price at which the Remarketable Notes are sold by the Remarketing Dealer in the remarketing.

         The relative fault of the Company on the one hand and the Remarketing Dealer on the other hand shall be determined by reference to, among other things, the responsibility hereunder of the applicable party for any act or failure to act relating to the losses, liabilities, claims, damages or expenses incurred or, in the case of any losses, liabilities, claims, damages or expenses arising out of any untrue or alleged untrue statement of a material fact contained in any of the Remarketing Materials or the omission or alleged omission to state a material fact therefrom, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Remarketing Dealer and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Remarketing Dealer agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 11 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or failure to act or untrue or alleged untrue statement or omission or alleged omission.

         Notwithstanding the provisions of this Section 11, the Remarketing Dealer shall not be required to contribute any amount in excess of the amount by which the total price at which the Remarketable Notes remarketed by it and resold to the public were sold to the public exceeds the amount of any damages which the Remarketing Dealer has otherwise been required to pay by reason of any act or failure to act for which it is responsible hereunder or any untrue or alleged untrue statement or omission or alleged omission.

         No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         For purposes of this Section 11, each person, if any, who controls the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Remarketing Dealer, and each director of the Company, each officer of the Company who signed any Offering Document, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

         Section 12. Termination of Remarketing Agreement or Redetermination of Interest Rate to Maturity. (a) The obligations of the Remarketing Dealer under this Agreement shall terminate with respect to the Remarketable Notes on the effective date of the resignation of the Remarketing Dealer pursuant to Section 6 hereof with respect to the Remarketable Notes or the repurchase of the Remarketable Notes by the Company pursuant to Section 4(h) hereof or the redemption of the Remarketable Notes by the Company pursuant to Section 4(i) hereof or a combination of the two which results in all of the Remarketable Notes being repurchased or redeemed by the Company.

                  (b) In addition, the Remarketing Dealer may terminate all of its obligations under this Agreement with respect to the Remarketable Notes, or in its sole discretion, its obligations to purchase and remarket the Remarketable Notes, if the Remarketing Dealer notifies the Company and the Trustee of its election to do so in a written notice that references this section, at any time on or before any Remarketing Date, in the event that with respect to the Remarketable Notes, (i) any of the conditions referred to or set forth in Section 9(a) or (b) hereof have not been met or satisfied in full, (ii) any of the events set forth in Section 9(c) shall have occurred after the Remarketing Dealer elects on the Notification Date to remarket the Remarketable Notes, (iii) the Remarketing Dealer determines, in its sole discretion, after consultation with the Company, that it shall not have received all of the information, whether or not specifically referenced herein, necessary to fulfill its obligations under this Agreement with respect to the Remarketable Notes, or
(iv) either of the events set forth in Section 9(c)(v) or 9(c)(ix) hereof shall have occurred at any time and shall not have been cured within 30 days.

                  (c) Notwithstanding any provision herein to the contrary, in lieu of terminating this Agreement pursuant to Section 12(b) above, upon the occurrence of any of the events set forth therein, the Remarketing Dealer, in its sole discretion at any time between any Determination Date and 3:30 p.m., New York City time, on the Business Day immediately preceding any Remarketing Date, may elect to purchase the Remarketable Notes for remarketing and determine a new Floating Period Interest Rate or Interest Rate to Maturity in the manner provided in Section 4(d) of this Agreement, except that for purposes of determining the new Floating Period Interest Rate or Interest Rate to Maturity pursuant to this paragraph the Determination Date referred to therein shall be the date of such election and redetermination. The Remarketing Dealer shall notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the date of such election, of the new Floating Period Interest Rate or Interest Rate to Maturity, as the case may be, of the Remarketable Notes. Thereupon, such new Floating Period Interest Rate or Interest Rate to Maturity shall supersede and replace any Floating Period
Interest Rate or Interest Rate to Maturity previously determined by the Remarketing Dealer and, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the Remarketable Notes on and after such Remarketing Date, the Company and the Trustee; provided, that the Remarketing Dealer, by redetermining the Floating Period Interest Rate or Interest Rate to Maturity upon the occurrence of any event set forth in Section 12(b) as set forth above, shall not thereby be deemed to have waived its right to determine a new Floating Period Interest Rate or Interest Rate to Maturity or terminate this Agreement upon the occurrence of any other event set forth in
Section 12(b).

                  (d) If this Agreement is terminated pursuant to this Section 12, such termination shall be without liability of any party to any other party, except that, in the case of termination pursuant to Section 12(b) of this Agreement, the Company shall reimburse the Remarketing Dealer for all of its reasonable out-of-pocket expenses incurred in connection with this Agreement or the remarketing of the Remarketable Notes pursuant to this Agreement, including the reasonable fees and disbursements of counsel for the Remarketing Dealer, and except as further set forth in Section 12(e) below. Sections 1, 10, 11, 12(d), and 12(e) shall survive such termination and remain in full force and effect.

                  (e) In the case of either (i) termination of this Agreement pursuant to Section 12(b), (ii) the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the Remarketable Notes, of any event set forth in Section 9(c)(ii) or (v), or (iii) any failure by the Company to redeem such Remarketable Notes from the Remarketing Dealer following any election by the Company to effect such redemption as specified in Section 4(i) (each a "Calculation Event"), the Company shall immediately following the Calculation Amount Determination Date (as defined below) pay the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the fair market value, calculated as set forth below, of the Remarketing Dealer's rights to purchase and remarket such Remarketable Notes pursuant to this Agreement (the "Calculation Amount").

         The Calculation Amount will be determined by the Remarketing Dealer in good faith and on a commercially reasonable basis and will be equal to an amount, if any, that would be paid by the Remarketing Dealer in consideration of an agreement between the Remarketing Dealer and a Reference Dealer (other than the Remarketing Dealer) to enter into a transaction that would have the effect of preserving for the Remarketing Dealer the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent) by the Remarketing Dealer and Beneficial Owners that would, but for the occurrence of the Calculation Event, have been required on a Remarketing Date. In determining the Calculation Amount, the Remarketing Dealer will be entitled to assume that such Remarketable Notes are obligations issued by the United States Department of the Treasury backed by the full faith and credit of the United States of America. The Remarketing Dealer shall determine the applicable Calculation Amount as soon as practicable after the occurrence of any of the events as described in (i) through (iii) in the preceding paragraph (the "Calculation Amount Determination Date"). The Remarketing Dealer shall promptly notify the Company of the Calculation Amount Determination Date and the Calculation Amount by telephone, confirmed in writing (which may include facsimile or other electronic transmission). The Calculation Amount, absent manifest error, shall be binding and conclusive upon the parties hereto.

                  (f) This Agreement shall not be subject to termination by the Company.

         Section 13. Remarketing Dealer's Performance; Duty of Care. The duties and obligations of the Remarketing Dealer shall be determined solely by the express provisions of this Agreement and the Indenture. No implied covenants or obligations of or against the Remarketing Dealer shall be read into this Agreement or the Indenture. In the absence of bad faith on the part of the Remarketing Dealer, the Remarketing Dealer may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Indenture, as to the truth of the statements in any of such documents. The Remarketing Dealer shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. In connection with this Agreement, the Remarketing Dealer shall incur no liability to the Company or to any Beneficial Owner or Holder of Remarketable Notes in its individual capacity or as Remarketing Dealer for any action or failure to act in connection with remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

         Section 14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

         Section 15. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the earlier of the first day thereafter on which no Remarketable Notes are outstanding or the Fixed Rate Remarketing Date. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Company pursuant to Sections 10, 11 and 12 hereof shall remain operative and in full force and effect until fully satisfied.

         Section 16. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Dealer. The rights and obligations of the Remarketing Dealer hereunder may not be assigned or delegated to any other person without the prior written consent of the Company, except that the Remarketing Dealer may assign or delegate its rights and obligations hereunder in whole or in part to an affiliate, in each case, without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Dealer and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act, or any  indemnified  party to the extent provided in
Section 10 hereof, or any person entitled to contribution to the extent provided in Section 11 hereof. The terms "successors" and "assigns" shall not include any purchaser of any Remarketable Notes because of such purchase.

         Section 17. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

         Section 18. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

         Section 19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

         Section 20. Amendments. This Agreement may be amended by any instrument in writing signed by each of the parties hereto so long as this Agreement as amended is not inconsistent with the Indenture in effect as of the date of any such amendment.

         Section 21. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing (which may include facsimile or other electronic transmission) and shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

         (a)      to the Company:

                      CenturyTel, Inc.
                      100 Century Park Drive
                      Monroe, Louisiana 71203
                      Telephone: (318) 388-3900
                      Facsimile: (318) 388-9488
                      Attention:  Legal Department and Treasury Department

         (b)      to Banc of America Securities LLC:

                      Banc of America Securities LLC
                      100 North Tryon Street
                      Charlotte, North Carolina 28255
                      Telephone: (704) 386-9690
                      Facsimile: (704) 388-0502
                      Attention:  Syndicate




or to such other address as the Company or the Remarketing Dealer shall specify in writing.

         IN WITNESS WHEREOF, each of the Company and the Remarketing Dealer has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.


             CENTURYTEL, INC.



         By: /s/ R. Stewart Ewing, Jr.
             -----------------------------------
             Name: R. Stewart Ewing, Jr.
             Title: Executive Vice President



             BANC OF AMERICA SECURITIES LLC



         By:  /s/ Lily Chang
              ------------------------------
              Name:  Lily Chang
              Title: Principal